Exhibit 8.2

DEWEY BALLANTINE LLP

1301 AVENUE OF THE AMERICAS

NEW YORK 10019-6092

TEL 212 259-8000    FAX 212 259-6333

January 16, 2004

Mid Atlantic Medical Services, Inc.

4 Taft Court

Rockville, MD 20850

Ladies and Gentlemen:

We are acting as special counsel to Mid Atlantic Medical Services, Inc., a Delaware corporation (“MAMSI”), in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of October 26, 2003, by and among UnitedHealth Group Incorporated, a Delaware corporation, (“UnitedHealth Group”), MU Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of UnitedHealth Group (“Merger Sub”), and MAMSI (including all exhibits, attachments and ancillary agreements thereto, the “Merger Agreement”), pursuant to which MAMSI will merge with and into Merger Sub (the “Merger”). You have asked us to provide this opinion to you in connection with the Registration Statement on Form S-4 initially filed by UnitedHealth Group with the Securities and Exchange Commission on November 7, 2003, as amended (Registration No. 333-1110356), pursuant to the Securities Act of 1933, as amended, in connection with the Merger (with all amendments thereto, the “Registration Statement”).

In formulating our opinion, we examined such documents as we deemed appropriate, including the Merger Agreement and the Registration Statement. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of UnitedHealth Group and MAMSI.

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (3) the accuracy of (i) the statements made by UnitedHealth Group and Merger Sub set forth in the certificate delivered to us by UnitedHealth Group, dated the date hereof, and (ii) the statements made by MAMSI set forth in the certificate delivered to us by MAMSI, dated the date hereof, and (4) that any statements made in such certificates that are qualified by knowledge or qualifications of like import are accurate without such qualification. Our opinion further assumes that MAMSI stockholders hold

NEW YORK    WASHINGTON, D.C.    LOS ANGELES    PALO ALTO    HOUSTON    AUSTIN

LONDON    WARSAW    BUDAPEST    PRAGUE    FRANKFURT

Mid Atlantic Medical Services, Inc.

January 16, 2004

their shares of MAMSI common stock as a capital asset. Our opinion does not address all U.S. federal income tax consequences that may be relevant to MAMSI stockholders in light of their particular circumstances or the U.S. federal income tax consequences to MAMSI stockholders that are subject to special rules, such as, without limitation: partnerships, subchapter S corporations and other pass-through entities; foreign persons and entities; mutual funds, banks, thrifts and other financial institutions; tax-exempt organizations and pension funds; insurance companies; dealers or traders in securities; the MAMSI Stock Compensation Trust; MAMSI stockholders who received their MAMSI common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation; MAMSI stockholders whose shares are qualified small business stock for purposes of section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”); MAMSI stockholders who may be subject to the alternative minimum tax provisions of the Code; MAMSI stockholders whose functional currency is not the U.S. dollar; and MAMSI stockholders who hold MAMSI common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment. Furthermore, this opinion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This opinion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Merger.

Based upon the facts and statements set forth in the documents referred to above, and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes:

1.	The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

2.	With respect to the exchange of MAMSI common stock for UnitedHealth Group common stock and cash pursuant to the Merger:

(a)	A MAMSI stockholder will realize gain equal to the excess, if any, of the fair market value of the UnitedHealth Group common stock and the amount of cash received over that stockholder’s adjusted tax basis in the MAMSI common stock exchanged by the stockholder in the Merger, but will recognize any such gain only to the extent of cash received in the Merger (excluding cash received instead of fractional shares, which will be taxed as described below); for this purpose, a MAMSI stockholder must calculate gain or loss separately for each identifiable block of MAMSI common stock exchanged by the stockholder in the Merger, and the MAMSI stockholder may not offset a loss realized on one block of its MAMSI common stock against a gain recognized on another block of its MAMSI common stock;

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January 16, 2004

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(b)	A MAMSI stockholder will not be permitted to recognize any loss realized in the Merger (except possibly in connection with cash received instead of a fractional share, as discussed below);

(c)	The gain recognized by a MAMSI stockholder in the Merger generally will constitute capital gain, except that under certain circumstances the stockholder’s receipt of cash may have the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the stockholder’s gain will be treated as ordinary dividend income to the extent of the stockholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes;

(d)	Any capital gain recognized by a MAMSI stockholder generally will constitute long-term capital gain if the stockholder’s holding period for the MAMSI common stock exchanged in the Merger is more than one year as of the date of the Merger;

(e)	The aggregate tax basis of the shares of UnitedHealth Group common stock received by a MAMSI stockholder (including, for this purpose, any fractional share of UnitedHealth Group common stock for which cash is received) in exchange for MAMSI common stock in the Merger will be the same as the aggregate tax basis of the stockholder’s MAMSI common stock, decreased by the amount of cash received by the stockholder in the Merger (excluding any cash received instead of a fractional share) and increased by the amount of gain recognized by the stockholder in the Merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received instead of a fractional share);

(f)	The holding period of the shares of UnitedHealth Group common stock received by a MAMSI stockholder in the Merger will include the holding period of the stockholder’s MAMSI common stock; and

(g)	A MAMSI stockholder that receives cash instead of a fractional share of UnitedHealth Group common stock in the Merger generally will recognize capital gain or loss based on the difference between the amount of such cash and the stockholder’s basis in such fractional share.

You have not requested, and we do not express, an opinion concerning any matter other than those specifically covered in the numbered paragraphs above.

Mid Atlantic Medical Services, Inc.

January 16, 2004

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, case law and published pronouncements of the Internal Revenue Service. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any change in any fact or circumstance surrounding the Merger, or any inaccuracy in any statement, fact, assumption or representation on which we have relied, may affect the continuing validity of the opinion set forth herein. Nevertheless, in rendering this opinion, we assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Dewey Ballantine LLP